EXHIBIT 4.7
FOURTH AMENDMENT
TO
GATX CORPORATION
HOURLY EMPLOYEES RETIREMENT SAVINGS PLAN
(As Amended and Restated Effective as of January 1, 1997)
     By virtue and in exercise of the amending authority reserved to GATX Corporation by the provisions of subsection 13.1 of GATX Corporation Hourly Employees Retirement Savings Plan (the “Plan”), and pursuant to the authority delegated to the undersigned, the Plan is hereby amended, effective as of July 25, 2003, in the following particulars:
1.	By substituting “the Retirement Funds Investment Committee (the “Investment Committee”)” for “the Retirements Funds Review Committee (the “Review Committee”)” where the latter phrase appears in subsection 1.3 of the Plan.

2.	By substituting “Investment Committee” for “Review Committee” each place that term appears in subsections 1.3, 6.1 and 11.9, Section 12, and Appendix I of the Plan.
     IN WITNESS WHEREOF, the undersigned has executed this amendment this 22 day of December, 2003.

GATX CORPORATION

By:	/s/ R. Ciancio
Its:	Vice President